Exhibit 2.j.2

Execution Version

CUSTODIAL AGREEMENT

CUSTODIAL AGREEMENT, dated as of May 19, 2003 (as amended, supplemented or otherwise modified from time to time, this “Custodial Agreement”) among (i) GLADSTONE BUSINESS LOAN, LLC, a Delaware limited liability company (the “Borrower”), (ii) GLADSTONE ADVISERS, INC., a Virginia corporation (the “Servicer”), (iii) GLADSTONE CAPITAL CORPORATION, a Maryland corporation (the “Originator”), (iii) BNY MIDWEST TRUST COMPANY (the “Custodian”) and (iv) CANADIAN IMPERIAL BANK OF COMMERCE, as agent for the Lenders (the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower and the Originator are parties to the Purchase and Sale Agreement, dated as of May 19, 2003 (as amended, supplemented, restated or otherwise modified and in effect from time to time, the “Sale Agreement”), pursuant to which the Borrower has agreed to purchase certain Loans made by the Originator.

WHEREAS, the Borrower, the Servicer, the Lenders, the Managing Agents, CIBC World Markets Corp. and the Administrative Agent are parties to the Credit Agreement, dated as of May 19, 2003 (as amended, supplemented, restated or otherwise modified and in effect from time to time, the “Credit Agreement”), pursuant to which the Borrower has the benefit, subject to the terms and conditions thereof, of advances from the Lenders to finance the purchase of such Loans under the Sale Agreement.

WHEREAS, pursuant to the Credit Agreement, the Borrower and the Servicer are required, inter alia, to take such action as shall be necessary to maintain the Administrative Agent’s Lien on the Collateral.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Definitions.

Unless otherwise defined herein, capitalized terms not otherwise defined herein are used as defined in the Credit Agreement, and the following terms shall have the following meanings:

“Ancillary Document Delivery Letter” shall have the meaning specified in Section 2(a) hereof.

“Authorized Representative” shall have the meaning specified in Section 19 hereof.

“Custodial Delivery Failure” shall have the meaning specified in Section 13(b) hereof.

“Exception Report” shall have the meaning specified in Section 3 hereof.

“Exceptions” shall have the meaning specified in Section 3 hereof.

“Loan File” means as to each Loan, those documents listed in Section 2(a) of this Custodial Agreement that are delivered to the Custodian pursuant to Section 2 hereof.

“Loan Schedule” means a list of Loans subject to the Lien of the Credit Agreement, attached to (i) a Primary Document Delivery Letter or (ii) an Ancillary Document Delivery Letter, setting forth, as to each Loan, the applicable information specified on Annex 1 to this Custodial Agreement.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Person delivering such certificate and delivered as required by this Custodial Agreement.

“Primary Document Delivery Letter” shall have the meaning specified in Section 2(a) hereof.

“Primary Document Trust Receipt” shall mean a trust receipt issued by the Custodian pursuant to Section 3 hereof with respect to the promissory note and other primary Loan Documents for any Loan held by the Custodian for the benefit of the Administrative Agent, in substantially the form of Annex 2-A hereto.

“Request for Release” shall have the meaning specified in Section 5 hereof.

“Responsible Officer” shall mean, when used with respect to the Custodian, any President, Senior Vice President, Vice President, Assistant Vice President, Trust Officer or Assistant Secretary of the Custodian with direct responsibility for the administration of the Custodian’s obligations and duties under this Custodial Agreement and with respect to a particular matter, any other officer to whom such matter is referred because of such other officer’s knowledge or familiarity with the particular subject.

“Trust Receipt” shall mean a trust receipt issued by the Custodian pursuant to Section 3 hereof with respect to any Loan held by the Custodian for the benefit of the Administrative Agent, in substantially the form of Annex 2-B hereto.

Section 2. Delivery of Loan File.

(a) (A) At least five (5) Business Days prior to the date any Loan is to be purchased by the Borrower, the Borrower shall deliver or cause the Originator to deliver to the Custodian, as notified to the Custodian in writing, the following documents pertaining to each Loan to be pledged to the Administrative Agent, along with a letter substantially in the form of Annex 3-A hereof (a “Primary Document Delivery Letter”) listing each document to be included in the Loan File (whether or not such document is required to be delivered pursuant to this Section 2(a)(A)) for each Loan so delivered to the Custodian, each of which Loans shall be identified in a Loan Schedule delivered in printed and electronic format therewith:

(i) the original executed promissory note issued by the Obligor pursuant to the applicable loan agreement evidencing such Loan;

(ii) an original executed counterpart of the loan agreement or comparable document relating to such Loan;

(iii) an original executed counterpart of each of the Loan Documents granting a Lien on the Collateral for such Loan; and

(iv) a copy of any financing statement filed with respect to any Collateral for such Loan; and

(B) Within two (2) weeks after the original delivery of any Loan, the Borrower shall deliver or cause to be delivered to the Custodian an executed original of each additional Loan Document or other document listed on Attachment B to the Primary Document Delivery Letter not previously delivered hereunder and then in the Borrower’s or the Servicer’s possession, along with a letter substantially in the form of Annex 3-B hereof (an “Ancillary Document Delivery Letter”) listing each additional document so delivered for such Loan, each of which Loans shall be identified in a Loan Schedule delivered therewith. If the Ancillary Document Delivery Letter is not delivered within two weeks, Custodian shall issue an Exception Report reporting the failure to make such delivery.

(b) With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to the Servicer in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Servicer shall deliver to the Custodian a true copy (which may be in printed or electronic format) thereof. The Servicer shall deliver such original documents to the Custodian promptly when they are received.

(c) From time to time, the Servicer shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of any Loan approved by the Servicer, in accordance with the terms of the Credit Agreement or required to be maintained by the Servicer with respect to such Loan pursuant to the Credit Agreement, and upon receipt of any such additional documents, the Custodian shall hold such additional documents in accordance with the terms of this Custodial Agreement.

(d) The Custodian hereby agrees to hold all documents included in a Loan File evidencing or representing ownership in or the Borrower’s interest in a Loan which are delivered to the Custodian by the Servicer or by any other third party at the written direction of the Borrower, including without limitation all promissory notes, certificates and other “instruments” within the meaning of the UCC, as agent and bailee of the Administrative Agent on behalf of the Secured Parties, and acknowledges that this Custodial Agreement constitutes notice in accordance with the UCC and other applicable law of the Administrative Agent’s security interest in such collateral and does hereby consent thereto.

(e) The Custodian hereby acknowledges that, from the date of receipt of any documents included in a Loan File the Custodian shall hold any and all such documents included in a Loan File for the exclusive use and benefit of the Administrative Agent, and shall make disposition thereof only in accordance with the terms of this Custodial Agreement.

Section 3. Trust Receipt: Collateral Worksheet.

(a) Following receipt of a Primary Document Delivery Letter, but in no event later than 1:00 p.m. (New York time) on the date which is (x) if one Loan File is delivered thereunder, one (1) Business Day after receipt of such Loan File and (y) if multiple Loan Files are delivered thereunder, a number of days to be mutually agreed by the Custodian and the Borrower after receipt of such Loan Files, the Custodian will deliver, via facsimile, to the Administrative Agent, with a copy to the Servicer, a Primary Document Trust Receipt to the effect that, as to each Loan listed on the related Loan Schedule, based on the Custodian’s examination of the Loan File for such Loan, except for variances from the requirements of Section 2(a) hereof applicable thereto with respect to the Loan Files (“Exceptions”) (giving effect to the Borrower’s right to deliver certified copies in lieu of original documents in certain circumstances) noted in a report attached to the Primary Document Trust Receipt (an “Exception Report”), (i) the promissory notes and other documents required to be delivered in respect of such Loan pursuant to Section 2(a)(A) (i) through (iv) of this Custodial Agreement have been delivered and are in the possession of the Custodian as part of the Loan File for such Loan and (ii) all such promissory notes and other documents required to be delivered in respect of such Loan have been reviewed by the Custodian and appear on their face to be regular, to relate to the applicable Loans and to satisfy the applicable requirements set forth in Section 2(a) of this Custodial Agreement. In connection with a Primary Document Trust Receipt, the Custodian shall make no representations as to and shall not be responsible to verify (A) the validity, legality, enforceability, due authorization, recordability, sufficiency, or genuineness of the promissory notes or any other document contained in each Loan File or (B) the collectability, insurability, effectiveness or suitability of any such Loan.

(b) Following receipt of an Ancillary Document Delivery Letter, but in no event later than 1:00 p.m. (New York time) on the date which is three (3) Business Days after receipt of the remaining documents for any Loan File, the Custodian will deliver, via facsimile, to the Administrative Agent, with a copy to the Servicer, a Trust Receipt to the effect that, as to each Loan listed on the related Loan Schedule, based on the Custodian’s examination of the Loan File for such Loans, except for Exceptions noted in an Exception Report, (i) all additional documents required to be delivered in respect of such Loan pursuant to Section 2(a) of this Custodial Agreement have been delivered and are in the possession of the Custodian as part of the Loan File for such Loan and (ii) all such additional documents required to be delivered in respect of such Loan have been reviewed by the Custodian and appear on their face to be regular, to relate to the applicable Loans and to satisfy the applicable requirements set forth in Section 2(a) of this Custodial Agreement. In connection with a Trust Receipt, the Custodian shall make no representations as to and shall not be responsible to verify (A) the validity, legality, enforceability, due authorization, recordability, sufficiency, or genuineness of the documents contained in each Loan File or (B) the collectability, insurability, effectiveness or suitability of any such Loan.

(c) If an Exception Report discloses that any of the documents enumerated in Section 2(a) are missing or discloses any Exceptions in such documents, then unless the Administrative Agent has waived the Exceptions noted in the Exception Report, the Borrower shall cure or cause to be cured the Exceptions within two (2) Business Days and such Loan shall not be included in any calculation of the Borrowing Base delivered pursuant to the Credit Agreement unless and until such Exceptions are cured or waived by the Administrative Agent.

(d) After receipt by the Custodian of any additional documents that the Borrower delivers pursuant to paragraph (c), above, the Custodian shall review such documents and deliver to the Administrative Agent a revised Primary Document Trust Receipt or Trust Receipt, as applicable, in accordance with paragraph (a) or (b), above, together with an updated Exception Report to the Administrative Agent and the Servicer. If the revised Primary Document Trust Receipt or Trust Receipt, as applicable, shall indicate any remaining Exceptions in a Loan File, the provisions of this Section 3 shall again be followed.

Section 4. Obligations of the Custodian.

(a) The Custodian shall maintain continuous custody of all items constituting the Loan Files in secure facilities in accordance with customary standards for such custody and shall reflect in its records the interest of the Administrative Agent therein. Each Loan File shall be maintained in fire-resistant facilities. The Custodian shall not be responsible to verify (i) the validity, legality, recordability, enforceability, sufficiency, due authorization or genuineness of any document in each Loan File or of any of the Loans or (ii) the collectability, insurability, effectiveness or suitability of any Loan.

(b) In the event that (i) the Administrative Agent, the Servicer, the Borrower or the Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan File or any document included within a Loan File or (ii) a third party shall institute any court proceeding by which any Loan File or a document included within a Loan File shall be required to be delivered otherwise than in accordance with the provisions of this Custodial Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Custodial Agreement copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by law and any court order, continue to hold and maintain all Loan Files that are the subject of such proceedings pending an order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, and if permitted by such determination, the Custodian shall release such Loan File or any document included within such Loan File as directed in writing by the Administrative Agent, which shall give a direction consistent with such court determination. The Custodian shall have no obligation to monitor or appear in any such proceeding on behalf of or in the name of the Borrower. Expenses and fees (including without limitation, attorney’s fees) of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

(c) The Administrative Agent hereby acknowledges that the Custodian shall not be responsible for the monitoring of, or the validity and perfection of the Administrative Agent’s security interest in the Loans hereunder, other than the Custodian’s obligation to take possession of the Loan File for each Loan.

(d) The Custodian shall have no duties or responsibilities except those that are specifically set forth herein, shall not be liable except for the performance of such duties and obligations and no implied covenants or obligations shall be read into this Custodial Agreement against the Custodian.

(e) The Custodian shall have no responsibility or duty with respect to any Loan Files while not in its physical possession, it being understood and agreed that possession by the Custodian of any Loan File shall not be imputed to the Custodian at any time such Loan File is in transit, with a courier, to or from the Custodian, pursuant to Section 14 hereunder or otherwise.

(f) The Custodian shall be under no obligation to make any investigation into the facts or matters stated in any instruction, direction, resolution, certificate, statement, acknowledgement, consent, order, document in the Loan File, or any other document.

(g) The Custodian shall not be liable with respect to any action taken or omitted to be taken in accordance with the written direction, instruction, acknowledgement, consent or any other communication from the Administrative Agent.

(h) The Custodian shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

(i) Any corporation into which the Custodian may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any corporation succeeding to the business of the Custodian shall be a party, or any corporation succeeding to the business of the Custodian shall be the successor of the Custodian hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

(j) The Custodian may consult with counsel and the advice or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel.

(k) The Custodian may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any willful misconduct or negligence on the part of any agent, attorney, custodian or nominee so appointed.

(l) The provisions of this Section 4 shall survive the resignation or removal of the Custodian and the assignment or termination of this Custodial Agreement.

Section 5. Release of Loan Files.

From time to time and as appropriate for the servicing of any of the Loan, the Custodian is hereby authorized, upon receipt of a written request and receipt of the Servicer in substantially the form annexed as Annex 4 (a “Request for Release”), accompanied by the written consent of the Administrative Agent, to release to the Servicer within three (3) Business Days after receipt of such Request for Release, the related Loan File or the Loan Documents from a Loan File requested in such Request for Release. The Administrative Agent agrees to respond, within eight (8) Business Days of receipt, to any Request for Release properly completed and submitted by the Servicer. All Loan Files and/or Loan Documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Administrative Agent. The Servicer shall return to the Custodian each Loan File and/or Loan Document released to the Servicer when the Servicer’s need therefor (as specified on the applicable Request for Release) no longer exists and the Servicer shall notify the Administrative Agent thereof. Upon the redelivery of any Loan File or any Loan Document therefrom previously delivered to the Servicer in accordance with the terms and provisions of this Custodial Agreement, the Custodian shall promptly accept redelivery of the related Loan File from the Servicer, as delivered and specified in the applicable Request for Release. The Custodian will confirm delivery or re-delivery of the Loan Files and/or Loan Documents specified on Attachment A of such Request for Release via fascimile to the Administrative Agent and the Servicer. A release by the Custodian to the Servicer under this Section 5 shall not constitute a release of the Administrative Agent’s Lien on any Collateral so delivered to the Servicer by the Custodian.

Section 6. Fees and Expenses of Custodian.

The Custodian shall charge such fees for its services under this Custodial Agreement as are set forth in a separate agreement between the Custodian and the Borrower, the payment of which fees, together with the Custodian’s expenses (including without limitation, attorney’s fees and agent’s fees and expenses) in connection herewith, shall be solely the obligation of the Borrower. The Custodian shall not have any claim against the Administrative Agent or the Lenders or any claim against or security interest in the Loan Files, any Collateral or any proceeds therefrom for the payment of its fees and expenses under this Custodial Agreement. The provisions of this Section 6 shall survive the termination of this Custodial Agreement.

Section 7. Removal of Custodian.

(a) The Administrative Agent, upon (i) at least thirty (30) days prior written notice to the Custodian, the Servicer and the Borrower, may remove and discharge the Custodian (or any successor custodian thereafter appointed), with cause and (ii) at least sixty (60) days prior written notice to the Custodian, the Servicer and the Borrower, may remove and discharge the Custodian (or any successor custodian thereafter appointed), without cause, from the performance of its obligations under this Custodial Agreement; provided, that the Administrative Agent shall not remove or discharge the Custodian without cause without the consent of the Borrower, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, upon a merger, conversion, consolidation or other reorganization of the Custodian as described in Section 4(i) above, the Administrative Agent, with the consent of the Borrower, may remove and discharge the Custodian upon fifteen (15) days prior written notice. Promptly after the giving of notice of removal of the Custodian, the Administrative Agent shall appoint, by written instrument, a successor custodian, which appointment shall require the consent of the Borrower, which consent shall not be unreasonably withheld. One original counterpart of such instrument of appointment shall be delivered to each of the Administrative Agent, the Servicer, the Borrower, the Custodian and the successor custodian.

(b) In the event of any such removal, the Custodian shall promptly transfer to the successor custodian, as directed in writing, all the Loan Files being administered under this Custodial Agreement. The cost of the shipment of Loan Files shall be at the expense of the Borrower. The Borrower shall be responsible for the fees and expenses of the successor custodian.

Section 8. Examination of Loan Files.

Upon two (2) Business Days prior notice to the Custodian, the Administrative Agent, the Servicer, the Borrower and each of their respective agents, accountants, attorneys and auditors will be permitted during normal business hours to examine the Loan Files, documents, records and other papers in the possession of or under the control of the Custodian relating to any or all of the Loans.

Section 9. Insurance of Custodian.

At its own expense, the Custodian shall maintain at all times during the existence of this Custodial Agreement and keep in full force and effect fidelity insurance, theft of documents insurance, forgery insurance and errors and omissions insurance. All such insurance shall be in amounts, with standard coverage and subject to deductibles, all as is customary for insurance typically maintained by banks which act as custodian of collateral substantially similar to the Loan Files. Upon written request, the Administrative Agent shall be entitled to receive a certificate from the applicable insurers that such insurance is in full force and effect.

Section 10. Representations and Warranties of Custodian.

The Custodian represents and warrants to the Administrative Agent that:

(a) the Custodian is a Trust Company duly organized and validly existing under the laws of the State of New York, has the power to transact the business in which it is presently engaged, has the corporate power and authority and the legal right to execute and deliver, and to perform its obligations under this Custodial Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Custodial Agreement;

(b) this Custodial Agreement has been duly executed and delivered on behalf of the Custodian and constitutes a legal, valid and binding obligation of the Custodian enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law); and

(c) to its knowledge, the execution, delivery and performance by the Custodian (without reference to any of its Affiliates) of this Custodial Agreement does not and will not violate any provision of law and does not and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, or the charter or by-laws of the Custodian or create a default under or breach of any agreement, instrument, document, bond, note or indenture to which the Custodian is a party or by which it or any of its properties or assets is bound or affected.

Section 11. Statements.

(a) Within fifteen (15) days after the end of each calendar month, and at other times upon the reasonable written request of the Administrative Agent or the Servicer from time to time, the Custodian shall provide the Administrative Agent, and the Servicer if applicable, with a list of all the Loans for which the Custodian holds a Loan File pursuant to this Custodial Agreement, and a list of all Loan Documents included in each such Loan File. Such list may be in the form of a copy of the Loan Schedules with manual markings to specifically denote any Loan Documents added, paid off, liquidated, released or redelivered since the date of this Custodial Agreement, and the date such Loan Documents were added, paid off, liquidated, released or redelivered;

(b) At the request of the Administrative Agent on any Business Day, the Custodian shall provide the Administrative Agent, as soon as practicable, with the status of any Loan listed on the most recent statement delivered pursuant to paragraph (a) above.

Section 12. No Adverse Interest of Custodian.

By execution of this Custodial Agreement, the Custodian represents and warrants that it currently holds, and during the existence of this Custodial Agreement shall hold, no adverse interest, by way of security or otherwise, in any Loan, and hereby waives and releases any such interest which it may have in any Loan as of the date hereof. The Loans shall not be subject to any security interest, lien or right to set-off by the Custodian or any third party claiming through the Custodian, and the Custodian shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Loans.

Section 13. Indemnification of Custodian.

(a) The Borrower agrees to indemnify and hold the Custodian and its directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees and expenses, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Custodial Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages) were imposed on, incurred by or asserted against the Custodian because of the breach by the custodian of its obligations hereunder, which breach was caused by gross negligence, bad faith or willful misconduct on the part of the Custodian or any of its directors, officers, agents or employees. The Custodian agrees to indemnify and hold the Borrower and its designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Custodial Delivery Failure (as defined below); provided, that the Custodian shall not be responsible for consequential damages of any kind. The foregoing indemnifications shall survive any resignation or removal of the Custodian or the termination or assignment of this Custodial Agreement.

Section 14. Transmission of the Custodian’s Loan Files. The Custodian shall use United Parcel Service, Federal Express or other nationally recognized overnight courier service for the purpose of transmission of the Custodian’s Loan Files in the performance of the Custodian’s duties hereunder. The Borrower will reimburse the Custodian for all costs and expenses incurred by the Custodian consistent with such delivery instructions, including, without limitation, the costs of such insurance against loss or damage to Custodian’s Loan Files as the Administrative Agent deems appropriate. Without limiting the generality of the provisions of Section 13 above, it is expressly agreed that in no event shall the Custodian have any liability for any losses or damages to any person, including, without limitation, the Borrower and the Administrative Agent, arising out of actions of the Custodian consistent with delivery instructions of the Borrower or the Administrative Agent.

Section 15. Reliance of Custodian.

In the absence of bad faith on the part of the Custodian, the Custodian may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Custodian, reasonably believed by the Custodian to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Custodial Agreement.

Section 16. Term of Custodial Agreement.

Promptly after written notice from the Administrative Agent of the termination of the Credit Agreement and payment in full of all amounts owing to the Lenders and the Administrative Agent thereunder, the Custodian shall deliver all documents remaining in the Loan Files to the Borrower in accordance with the Borrower’s written instructions, and this Custodial Agreement shall thereupon terminate.

Section 17. Notices.

All demands, notices and communications hereunder shall be in writing, shall be delivered by hand, sent by nationally recognized overnight delivery service or transmitted by electronic communication with evidence of delivery, and shall be deemed to have been duly given when received by the recipient party at the address shown on its signature page hereto, or at such other addresses as may hereafter be furnished to the other parties by like notice. The Custodian’s office is located at the address set forth on its signature page hereto, and the Custodian shall notify the Administrative Agent, the Servicer and the Borrower if such address should change. The Loan Files shall be held at the Custodian’s office.

Section 18. Governing Law.

This Custodial Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflict of laws applied in such state.

Section 19. Authorized Representatives.

Each individual designated as an authorized representative of the Administrative Agent or its successors or assigns, the Borrower, the Servicer and the Custodian, respectively (an “Authorized Representative”), is authorized to give and receive notices, requests and instructions and to deliver certificates and documents in connection with this Custodial Agreement on behalf of the Administrative Agent, the Borrower, the Servicer and the Custodian, as the case may be, and the specimen signature for each such Authorized Representative, initially authorized hereunder, is set forth on Annexes 6, 7, 8 and 9 hereof, respectively. From time to time, the Administrative Agent, the Borrower, the Servicer and the Custodian or their respective successors or permitted assigns may, by delivering to the others a revised Annex, change the information previously given pursuant to this Section 19, but each of the parties hereto shall be entitled to rely conclusively on the then current Annex until receipt of a superseding annex.

Section 20. Amendment.

This Custodial Agreement may be amended from time to time by written agreement signed by the Borrower, the Servicer, the Administrative Agent and the Custodian.

Section 21. Cumulative Rights.

The rights, powers and remedies of the Custodian and the Administrative Agent under this Custodial Agreement shall be in addition to all rights, powers and remedies given to the Custodian and the Administrative Agent by virtue of any statute or rule of law, the Credit Agreement or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Administrative Agent’s security interest in the Collateral.

Section 22. Binding Upon Successors.

All rights of the Custodian and the Administrative Agent under this Custodial Agreement shall inure to the benefit of the Custodian and the Administrative Agent and their respective successors and permitted assigns, and all obligations of the Servicer, the Borrower and the Custodian shall bind their respective successors and permitted assigns. The Custodian may not, without the consent of the Administrative Agent, sell, assign, participate or otherwise transfer any of its rights or obligations under this Custodial Agreement except as permitted by Section 4(i) above or Section 26 below. Neither of the Servicer nor the Borrower may sell, assign or otherwise transfer any of its rights or obligations under this Custodial Agreement except in connection with a sale, assignment or transfer of its rights under, and as permitted by, the Credit Agreement. The Administrative Agent may not sell, assign or otherwise transfer any of its rights or obligations under this Custodial Agreement except in connection with a sale, assignment or transfer of its rights under, and as permitted by, the Credit Agreement.

Section 23. Entire Agreement; Severability.

This Custodial Agreement and the other Transaction Documents contain the entire agreement with respect to the Collateral among the Custodian, the Administrative Agent, the Servicer and the Borrower. If any of the provisions of this Custodial Agreement shall be held invalid or unenforceable, this Custodial Agreement shall be construed as if it did not contain such provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 24. Execution In Counterparts.

This Custodial Agreement may be executed in counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 25. Tax Reports.

The Custodian shall not be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Custodial Agreement, other than in respect of the Custodian’s compensation or for reimbursement of expenses.

Section 26. Successor Custodians.

The Custodian or any successor custodian may resign at any time without cause by giving at least sixty (60) days’ prior written notice to the Administrative Agent, the Servicer and the Borrower. Upon such resignation, the Administrative Agent may appoint a successor custodian in accordance with Section 7(a) hereof, and the resigning Custodian shall immediately comply with the provisions of Section 7(b) hereof. If a successor is not appointed within forty-five (45) days, the Custodian may petition a court of competent jurisdiction for a successor. Regardless of the reasons for the removal or resignation of the Custodian, the obligations of a removed or resigning Custodian under this Custodial Agreement and its status as custodian for and bailee of the Administrative Agent with respect to the Collateral covered hereby shall continue until all of the Loan Files being administered under this Custodial Agreement have been transferred to the successor custodian in accordance with Section 7(b).

Section 27. Submission to Jurisdiction; Waivers.

Each of the parties hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Custodial Agreement, or for recognition and enforcement of any judgment in respect thereof to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth herein or at such other address of which the parties hereto shall have been notified;

(iii) waives and hereby acknowledges that it is estopped from raising any objections based on forum non convenients, any claim that any of the above-referenced courts lack proper venue or any objection that any of such courts lack personal jurisdiction over it so as to prohibit such courts from adjudicating any issues raised in a complaint filed with such courts against it concerning this Custodial Agreement;

(iv) acknowledges and agrees that the choice of forum contained in this paragraph shall not be deemed to preclude the enforcement of any judgement obtained in any forum or the taking of any action under this Custodial Agreement to enforce the same in any appropriate jurisdiction;

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages; and

(vi) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

Section 28. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CUSTODIAL AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed this Custodial Agreement the day and year first above written.

GLADSTONE BUSINESS LOAN, LLC

By:	/s/ Terry L. Brubaker
Name: Terry L. Brubaker Title: President

Address for Notices:

Gladstone Business Loan, LLC 1750 Tysons Blvd., 4th Floor McLean, Virginia 22102 Attention: President Facsimile No.: (703) 286-0795 Confirmation No.: (703) 744-1165

GLADSTONE ADVISERS, INC.

By:	/s/ David Gladstone
Name: David Gladstone Title: Chairman

Address for Notices:

Gladstone Advisers, Inc. 1616 Anderson Road McLean, Virginia 22102 Attention: President Facsimile No.: (703) 286-0795 Confirmation No.: (703) 286-0776

GLADSTONE CAPITAL CORPORATION

By:	/s/ David Gladstone
Name: David Gladstone Title: Chairman

Address for Notices:

Gladstone Capital Corporation 1616 Anderson Road McLean, Virginia 22102 Attention: President Facsimile No.: (703) 286-0795 Confirmation No.: (703) 286-0776

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BNY MIDWEST TRUST COMPANY, not in its individual capacity, but solely as Custodian

By:	/s/ Diane Moser
Name: Diane Moser Title: Vice President

Address for Notices:

BNY Midwest Trust Company 2 North LaSalle, Suite 1020 Chicago, IL 60602 Attention: Diane Moser Facsimile No.: (312) 827-8588 Confirmation No.: (312) 827-8680

Signature Page to

Custodial Agreement

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Mark D. O’Keefe
Name: Mark D. O’Keefe
Title: Authorized Signatory

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE] Title: Authorized Signatory

Address for Notices:

Canadian Imperial Bank Of Commerce

425 Lexington Avenue

New York, New York 10017

Attention: Asset Securitization Group — Gladstone

Business Loan Officer

Facsimile No.: (212) 856-3643

Confirmation No.: (212) 856-4000

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Custodial Agreement